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Exhibit 99.1
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                       [AMERICAN TOWER LOGO APPEARS HERE]


                                                     ATC Contact: Anne Alter
                                                  Director of Investor Relations
                                                     Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

             American Tower Corporation Prices Senior Note Offering
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Boston, Massachusetts   January 25, 2001  - American Tower Corporation (NYSE:
AMT) announced that it has agreed to sell $1,000,000,000 principal amount of its 9 3/8% Senior Notes due 2009 through an institutional private placement. As announced on January 17, 2001, the Company initially sought to raise approximately $350,000,000 in this offering. The closing of the offering is subject to the consent of a majority of the lenders under the Company's credit facilities, and is expected later this month. The Company expects to use the net proceeds from the offering to finance the construction of towers, to fund acquisitions and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.